(Valmont Letterhead)
  (Valmont Industries, Inc. - West Highway 275 - P.O. Box 358)
      (Valley, Nebraska 68064-0358 U.S.A. - (402) 359-2201)


                         Proxy Statement
                             For The
                         April 18, 1995
                  Annual Shareholders' Meeting



Dear Shareholder:

     You are cordially invited to attend Valmont's Annual Meeting of Shareholders on April 18, 1995, at 2:00 P.M. The meeting will be held in the Lecture Hall of the Joslyn Art Museum at 2200 Dodge Street in Omaha. You may enter the building through its main entrance on the east side.

     The formal meeting of Shareholders will be followed by a review of operations for 1994 and the first quarter of 1995, as well as our outlook for the future. Following the meeting, you are invited to an informal reception where you can visit with the Directors, Officers and Business Unit Managers about the activities of the Company.

     If you cannot attend the meeting in person, please vote your shares by proxy. Mark, sign and date the enclosed proxy card and return it in the postage paid envelope. Your prompt return of the card will help your Company avoid additional solicitation costs. In person or by proxy, your vote is important.

     I look forward to seeing you at our Annual Meeting.

                                   Sincerely,

                                 /s/Robert B. Daugherty

                                   Robert B. Daugherty
                                   Chairman of the Board
                                1


                    Valmont Industries, Inc.
                    Notice of Annual Meeting
                         of Shareholders


     Notice is hereby given that the Annual Meeting of Shareholders of Valmont Industries, Inc., a Delaware corporation, will be held at the Joslyn Art Museum, 2200 Dodge St., Omaha,
Nebraska 68102, on Tuesday, April 18, 1995, at 2:00 p.m. local time for the purpose of:

     (1) Electing three directors of the Company to three year terms.

     (2) Ratifying the appointment of KPMG Peat Marwick LLP as independent accountants for fiscal 1995.

     (3) Transacting such other business as may properly come before the meeting.

     Shareholders of record at the close of business on March 3, 1995 are entitled to vote at this meeting. If you do not expect to be present at the Annual Meeting and wish your shares to be voted, please sign, date and mail the enclosed proxy form.

                              By Order of the Board of Directors


                           /s/Thomas P. Egan, Jr.

                              Thomas P. Egan, Jr.
                              Secretary
                              Valley, Nebraska  68064
                              March 24, 1995
                                2



                         Proxy Statement



To Our Shareholders:

     The Board of Directors of Valmont Industries, Inc. solicits your proxy in the form enclosed for use at the Annual Meeting of Shareholders to be held on Tuesday, April 18, 1995, or at any adjournments thereof.

     At the close of business on March 3, 1995, the record date for shareholders entitled to notice of and to vote at the meeting, there were outstanding 11,545,385 shares of the Company's common stock. There were no preferred shares outstanding. All holders of common stock are entitled to one vote for each share of stock held by them.

     Shares of common stock represented by a properly signed and returned proxy, including shares represented by broker non-votes or abstaining from voting, will be treated as present at the meeting for the purpose of determining a quorum. Directors are elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes.

     The proposal to ratify accountants requires the affirmative vote of a majority of shares present in person or represented by proxy. Abstentions from this proposal will have the same effect as a vote against this proposal. Broker non-votes on this proposal are treated as shares for which voting power has been withheld by the beneficial holders of those shares and therefore will not be counted as votes for or against such proposal.

     Any shareholder giving a proxy may revoke it before the meeting by mailing a signed instrument revoking the proxy to:
Corporate Secretary, Valmont Industries, Inc., P.O. Box 358, Valley, Nebraska 68064. To be effective, the revocation must be received by the Secretary before the date of the meeting. A shareholder may, if he or she desires, attend the meeting in person, and at that time withdraw his or her proxy and vote in person.

     The cost of solicitation of proxies, including the cost of reimbursing banks and brokers for forwarding proxies and proxy statements to their principals, shall be borne by the Company.
This proxy statement and proxy card are being mailed to
shareholders on or about March 24, 1995.
                                3

                      Certain Shareholders

     The following table sets forth, as of March 3, 1995, the
number of shares beneficially owned by (i) persons known to the
Company to be beneficial owners of more than 5% of the Company's outstanding common stock, (ii) directors, nominees and named executive officers and (iii) all directors and executive officers as a group.
                              Amount and Nature
Name and Address of        of Beneficial Ownership       Percent
 Beneficial Owner             March 3, 1995  (1)        of Class (2)
____________________________________________________________________

Robert B. Daugherty              3,550,784                30.8%
c/o Valmont Industries, Inc.
Valley, Nebraska

State of Wisconsin (3)
Investment Board
P.O. Box 7842
Madison, WI.  53707                805,000                 7.0%

Charles M. Harper                   37,000                  ---

Allen F. Jacobson                   15,000                  ---

Lloyd P. Johnson                     5,000                  ---

John E. Jones                        4,000                  ---

Thomas F. Madison                   10,000                  ---

Walter Scott, Jr.                   25,000                  ---

Robert G. Wallace                    7,000                  ---

Mogens C. Bay                      183,433                 1.6%

Lewis P. Hays                      110,237                  ---

Joseph M. Goecke                   105,904                  ---

Gary L. Cavey                       42,200

All Executive Officers and Directors
  As Group (19 persons)          4,384,863                38.0%

(1) Includes shares which the executive officers have, or within 60 days of March 3, 1995 will have, the right to acquire through presently exercisable stock options, as follows:
   79,733, 74,967, 22,483 and 29,900 shares for Messrs. Bay,
   Hays, Goecke and Cavey, respectively and 295,209 shares for all executive officers and directors as a group.

(2) Unless otherwise indicated, beneficial ownership of any named individual does not exceed 1% of the outstanding shares of the class.

(3) Based on Schedule 13G dated February 13, 1995 filed by the reporting person with the Securities and Exchange Commission.
                                4


                      Election of Directors

The Company's Board of Directors is composed of nine members, divided into three classes. Each class serves for three years on a staggered term basis. Of the nine current Directors of the Company, seven are not employees of the Company. Mr. Daugherty and Mr. Bay are currently employed by the Company, such employment constituting their principal occupation for at least the last five years.

Three Directors have terms of office that expire at the 1995
Annual Meeting. They have been nominated by the Board of Directors for reelection for a three-year term. These nominees are:


                         Charles M. Harper
                         Lloyd P. Johnson
                         Thomas F. Madison

Unless authority to vote for directors is withheld, it is intended that the shares represented by the enclosed proxy will be voted for the election of the nominees named above. In the event any of such nominees becomes unavailable for election, the proxy holders will have discretionary authority to vote the proxies for a substitute. The Board of Directors has no reason to believe that any such nominee will be unavailable to serve.

Nominees For Election - Terms Expire 1998:
-----------------------------------------
Charles M. Harper, Age 67, Chairman of the Board, Chief Executive
Officer and Director of RJR Nabisco Holdings Corp. since June
1993, and Chairman of the Board and Director of Nabisco Holdings
Corp. since January 1995.  Chairman of the Board of ConAgra, Inc.
1981 - May 1993, and Chief Executive Officer of ConAgra 1976 -
September 1992; Director, ConAgra, Inc., E.I. DuPont de Nemours &
Co., Inc., Norwest Corporation and Peter Kiewit Sons', Inc.

Served as Director of Company continuously since April 1979.
Valmont Stock:  37,000 shares

Lloyd P. Johnson, Age 64, Chairman of the Board and Director of
Norwest Corporation; Trustee, Minnesota Mutual Life Insurance
Company; Director, Cargill, Incorporated, Musicland Stores
Corporation; Member, Advisory Board of Directors, Minnegasco.

Served as Director of Company continuously since June 1991.
Valmont Stock:  5,000 shares

Thomas F. Madison, Age 59, President, MLM Partners since January
1993; Vice Chairman and Office of CEO of Minnesota Mutual Life
Insurance Company February 1994 - August 1994; President -
Markets, US West Communications June 1987 - December 1992;
Director, Eltrax Systems, Inc., Minnesota Mutual Life Insurance
Company, Voyageur Mutual Funds; Advisory Board of Directors,
Minnegasco.

Served as Director of Company continuously since June 1987.
Valmont Stock:  10,000 shares
                                5


Continuing Directors - Terms Expire 1997:
----------------------------------------
Robert B. Daugherty, Age 73, Chairman of the Board and Director
of the Company; Director, KN Energy, Inc. and Peter Kiewit Sons',
Inc.

Served as Director of Company continuously since March 1947.
Valmont Stock:  3,550,784 shares

Allen F. Jacobson, Age 68, Retired Chairman and Chief Executive
Officer of 3M Company; Director, 3M Company, Abbott Laboratories,
Deluxe Corporation, Mobil Corporation, Northern States Power
Company, Potlatch Corporation, Prudential Insurance Company of
America, Sara Lee Corporation, Silicon Graphics, Inc. and U S
WEST Inc.

Served as Director of Company continuously since July 1976.
Valmont Stock:  15,000 shares

Robert G. Wallace, Age 68, Retired Executive Vice President and
Director of Phillips Petroleum Co.; Director, CBI Industries,
Inc. and A. Schulman, Inc.

Served as Director of Company continuously since April 1984.
Valmont Stock:  7,000 shares

Continuing Directors - Terms Expire 1996:
-----------------------------------------
John E. Jones, Age 60, Chairman of the Board, President, Chief
Executive Officer and Director of CBI Industries, Inc.  Director,
Allied Products Corporation, Amsted Industries Incorporated,
Interlake Corporation and NICOR Inc.

Served as Director of Company continuously since April 1993
Valmont Stock:  4,000 shares

Walter Scott, Jr., Age 63, Chairman of the Board, President and
Director of Peter Kiewit Sons', Inc.; Director, Berkshire
Hathaway, Inc., Burlington Resources, Inc., California Energy
Company, ConAgra, Inc., C-TEC Corporation, FirsTier Financial,
Inc. and MFS Communications Co., Inc.

Served as Director of Company continuously since April 1981.
Valmont Stock:  25,000 shares

Mogens C. Bay, Age 46, President and Chief Executive Officer of the Company since August, 1993 and Director of the Company since
October, 1993.  From November, 1990 to August, 1993 served as
President and Chief Operating Officer of the Irrigation Division of the Company. Prior to November, 1990, served as President and General Manager of the International Division of the Company.

Served as Director of Company continuously since October 1993.
Valmont Stock: 183,433 shares
                                6



  (1)  Messrs. Jacobson (Chairman), Harper, Johnson and Madison are members of the
       Compensation Committee, which met three times during the last fiscal year.  The
       Compensation Committee, composed of directors who are not employees of the
       Company, directs the administration of various management incentive plans;
       takes action upon or makes recommendations to the Board of Directors on salary changes for certain key management personnel; and takes action upon or makes recommendations to the Board of Directors concerning certain employee benefit plan matters.

       Messrs. Scott (Chairman), Jones and Wallace are members of the Audit Committee, which met three times during the last fiscal year.  The Audit Committee, composed of directors who are not employees of the Company, recommends selection of the independent public accountants; reviews matters pertaining to the audit, systems of internal control and accounting policies and procedures;
       has approval authority with respect to services provided by the independent public accountants; and directs and supervises investigations into matters within the scope of its duties.

       The Company does not have a standing Nominating Committee.

  (2) The Board of Directors held five meetings during the last fiscal year. During 1994, non-employee directors were paid an annual fee of $25,000 plus $2,000 for each board meeting and $1,000 for each committee meeting attended.
       Committee chairmen receive an additional $6,000 per year.
       Messrs. Harper, Jacobson, Johnson, Scott and Wallace have elected to receive their fees in the form of deferred compensation. Payments are to be made in fifteen annual installments commencing one year after the earliest of termination of service as a director of the company, attainment of age 70, or death. The deferred fees accrue interest indexed to U.S. Government bonds, compounded monthly. Employee directors do not receive director or meeting fees.

  (3) Each non-employee director who is elected or continues as a director following the Annual Shareholders Meeting receives a non-discretionary stock award of 1,000 shares each year following such meeting. Such shares are subject to an agreement that the shares or the equivalent value must be returned to the Company if the Director leaves the Board unless such departure is due to (i) death, (ii) retirement from the Board at mandatory retirement age, or
       (iii) resignation or failure to stand for re-election with the prior approval of the Board.

  (4) During fiscal 1992 the Company entered into a service agreement with PKS Information Services, Inc., ("PKS") a subsidiary of Peter Kiewit Sons', Inc. Mr. Walter Scott, a Director of the Company, is Chairman, President and Director of Peter Kiewit Sons', Inc. The agreement, is for a term of five years and covers the use of time on the PKS mainframe computer equipment. In 1994 lease payments totaled approximately $1,200,000. The Company believes such payments were comparable to amounts that would have been paid to an unaffiliated entity.

  (5)  See "Certain Shareholders" for additional information on stock ownership.
                                7


                     Executive Compensation

The following Summary Compensation Table provides information on the annual and long-term compensation for services paid by the Company to the Chief Executive Officer and the four highest paid executive officers for the three fiscal years ended December 31, 1994.

                   Summary Compensation Table
                                                          Long-Term Compensation
                                      Annual Compensation  Awards      Payouts
                                      -------------------  -------------------
                                                                                        All
     Name and                                             Number of      LTIP          Other
   Principal Position           Year  Salary($) Bonus($)  Options(#) Payouts($)(4)   Comp.($)(1)
   ------------------           ----  --------- --------  ---------- -------------   -----------
Mogens C. Bay (2)               1994  $396,366  $403,605    50,000     $19,585         $36,880
 President and Chief            1993   247,154   209,544         0           0          20,551
 Executive Officer              1992   166,150   118,478    40,000           0          12,808

Robert B. Daugherty             1994   346,538   365,154         0      18,395          32,854
 Chairman of the Board          1993   243,846   113,163         0           0          16,065
 of Directors                   1992   240,000    86,882         0           0          14,710

Lewis P. Hays (2)               1994   214,038   300,263         0      11,362          23,655
 President and Chief Operating  1993   200,385    95,044         0           0          13,294
 Officer - Industrial and       1992   166,150   143,747    20,000           0          13,945
 Construction Products

Joseph M. Goecke (2)            1994   199,212   221,913    10,000      10,550          19,425
 President and Chief Operating  1993   154,846   155,733         0           0          13,976
 Officer - Valmont Irrigation   1992        --        --        --          --              --

Gary L. Cavey (3)               1994   133,819   221,154    15,000           0          15,973
 President, North America       1993        --        --        --          --              --
 Operations - Industrial and    1992        --        --        --          --              --
 Construction Products


(1)Amounts represent the Company's contribution under the Valmont
   Employee Retirement Savings Plan and related Restoration
   Plan.

(2)Messrs. Bay, Hays and Goecke hold 3,000, 2,000 and 3,000 restricted shares of the Company's common stock, respectively, which on December 31, 1994 were valued at $51,000, $34,000 and $51,000 respectively. The restrictions lapse in February, 1999. The executive receives dividends paid on the restricted stock.

(3)Mr. Bay became Chief Executive Officer in August 1993.  Mr.
   Goecke and Mr. Cavey became executive officers in August 1993 and July 1994, respectively.

(4)The Company's Long-Term Performance Program operates on a three-year award cycle.  Target Awards were established in
   1992 for the 1992-1994 cycle.
                                8


             Stock Option Grants In Fiscal Year 1994

The following table provides information on 1994 stock option grants to executive officers named in the Summary Compensation
Table:

                                                                                    Potential Realizable
                                                                                      Value at Assumed
                                                                                      Annual Rates of
                                                                                 Stock Price Appreciation
                           Individual Grants                                        for Option Term (2)
____________________________________________________________________________       _____________________
                                     % of Total
                                      Options
                                     Granted to      Exercise
                        Options     Employees In     Price ($)   Expiration
   Name             Granted(1)(4)    Fiscal Year     Per Share      Date            5% ($)       10% ($)
   ----             -------------    -----------     ---------      ----            ------       -------
Mogens C. Bay            50,000         32.9%          16.25    Dec. 11, 2004       510,977    1,294,916
Robert B. Daugherty          --            --             --               --            --           --
Joseph M. Goecke         10,000          6.6%          16.25    Dec. 11, 2004       102,195      258,983
Lewis P. Hays                --            --             --               --            --           --
Gary L. Cavey            15,000          9.9%          16.25    Dec. 11, 2004       153,293      388,475
________________________________________________________________________________________________________

All Shares Outstanding (3)                                                      117,987,169  299,002,650


(1) All options were granted on December 12, 1994, and become exercisable in three equal annual installments commencing on the first anniversary of the grant.

(2) Potential realizable value is based on the assumption that the common stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. The numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised (if the executive were to sell the shares on the date of exercise) so there is no assurance that the value realized will be at or near the potential realizable value as calculated in this table.

(3) All shares outstanding represents the increase in total Company shareholder value if the stock price and assumed rates used in the stock option assumptions are achieved multiplied by the number of shares outstanding at the end of fiscal 1994 (11,545,255).

(4)     No stock appreciation rights were granted during fiscal
   1994.
                                9

 Options Exercised in Fiscal Year 1994 and Final Year End Values

The following table provides information on the exercise of stock options during fiscal 1994 and the status of the unexercised stock options at the end of the year for the executive officers named in the Summary Compensation Table.
                                                                                      Value of Unexercised
                                                        Number of Unexercised         In-The-Money Options
                        Shares                          Options at FY-End (#)           at FY-End ($) (2)
                     Acquired On       Value            ---------------------           -----------------
                      Exercise(#)   Realized($)(1)   Exercisable   Unexercisable   Exercisable   Unexercisable
                      -----------   --------------   -----------   -------------   -----------   -------------
Mogens C. Bay            6,800        $63,438           79,733         76,667       $565,075       $37,500
Robert B. Daugherty          0              0                0              0              0             0
Lewis P. Hays            8,000         91,875           74,967         13,333        547,338             0
Joseph M. Goecke         3,200         18,200           22,483         15,333         93,276         7,500
Gary L. Cavey            1,200          6,825           29,900         23,000        163,950        11,250


(1)Value realized is the difference between the closing price of the Company's Common Stock on the day of exercise and the option exercise price multiplied by the number of shares.

(2)Value is the difference between the closing price of the
   Company's Common Stock on the last trading day of fiscal 1994 and the option exercise price of the in-the-money options
   multiplied by the number of in-the-money options.
                               10
                  Compensation Committee Report
                    on Executive Compensation

Valmont's executive compensation policies and practices are approved by the Compensation Committee of the Board of Directors (the "Committee"). The Committee consists of four Directors who are not employees of the Company. The Committee's determinations on compensation of the Chief Executive Officer and other executive officers are reviewed with and approved by all the non-employee Directors who constitute a majority of the Board.

The Committee has implemented compensation policies, plans and programs which seek to enhance shareholder value, by aligning the financial interests of the Company's executive officers with those of its shareholders. Annual base salaries are generally set at competitive median levels. The Company relies on annual and long-term incentive compensation and stock options to attract, retain and incent executive officers and other key employees. Incentive compensation is variable and tied to corporate, business unit and individual performance. The plans are designed to provide incentive to management to grow earnings, enhance shareholder value and focus on the long-term growth of the Company. All incentive compensation plans are reviewed at least annually to assure their linkage to the current strategies and needs of the business. The Company's programs have been designed so that compensation paid to named executive officers in 1994 will be deductible under the Internal Revenue Code's $1 million compensation limits for deductibility.

Valmont's executive compensation is based on four components, each of which is intended to serve the overall compensation philosophy.

Base Salary. Base salary is targeted at the median level for industrial manufacturing companies of similar characteristics such as sales volume, capitalization, and financial performance. Salaries for executive officers are reviewed by the Committee on an annual basis and may be increased at that time based on the individual's performance or a change in competitive pay levels in the marketplace.

The Committee reviews with the Chief Executive Officer and the human resources executive and approves, with modifications it deems appropriate, an annual salary plan for the Company's executive officers (other than the Chief Executive Officer).
This salary plan is developed by the Company's human resources staff under the ultimate direction of the Chief Executive Officer based on peer group and national surveys of industrial manufacturing organizations with similar characteristics and on performance judgments as to the past and expected future contributions of the individual executive. In addition, the Committee periodically is advised by independent compensation consultants concerning salary competitiveness. The Committee reviews and fixes the base salary of the Chief Executive Officer based on similar competitive compensation data and the Committee's assessment of his past performance, his leadership in establishing performance standards in the conduct of the Company business, and its expectation as to his future contributions in directing the long-term success of the Company and its businesses.

                               11
Annual Incentives. The Company's annual incentives are established under the Total Value Impact Plan (TVI). The Committee believes that an executive's annual bonus should be based on optimizing operating profits and prudent management of the capital employed in the business. Accordingly, the TVI plan establishes target performance levels based upon the Company's or business units' net operating income after tax less the cost of capital. A minimum threshold level must be met before any awards are earned. Awards increase as performance rises above threshold levels. Thresholds and formulas are approved by the Committee at the beginning of the fiscal year. Individual award targets are based on pre-determined percentages of base salary considering the individual's position and the Committee's assessment of the individual's expected contribution in such position. For 1994, the Committee approved an aggregate payout of $2,042,009 to twelve executive officers based upon achievement of targets under TVI.

Long-Term Performance Incentives. Long-term performance incentives are provided through the Long-Term Incentive Program established under the Company's 1988 Stock Plan. The Program operates on three-year award cycles. Target Awards were established in 1992 for the three-year cycle 1992-1994. The Committee reviews and approves the participation of executive officers under this Plan. Awards are earned if specific goals on profitability and growth are met during the three year award cycle. Greater or lesser awards may be earned for greater or lesser levels of performance. For the current three year award cycle ending in 1994, a minimum earnings target was required before any awards are earned. Awards can be paid in cash or stock, at the discretion of the Compensation Committee, and may be payable in up to three annual installments after the end of the fiscal year in which an award is determined. If applicable, the second and third annual installments are adjusted upward or downward depending on the market performance of Valmont's common stock which is intended to further enhance the tie between the executive's pay and shareholder value. The Company's earnings did not reach the minimum target in the plan for 1992 and 1993, the first two years of the cycle ending in 1994. Earnings for the year 1994 exceeded the minimum target which resulted in awards of $148,673 being paid to ten executive officers participating in the plan.

Long-Term Stock Incentives. Long-term stock incentives are provided through grants of stock options and restricted stock to executive officers and other key employees pursuant to the Company's 1988 Stock Plan. This component is intended to retain and motivate employees to improve long-term shareholder value. Stock options are granted at the prevailing market value and only have value if the Company's stock price increases. Generally, stock options vest beginning on the first anniversary of the grant in equal amounts over three to six years and employees must be employed by the Company at the time of vesting in order to exercise the options. As in the case of the long-term performance plan, the Committee believes this feature of the compensation program directly links the participant's interests with those of the shareholders and to the long-term performance of the Company.
                               12

The Committee approves the number and terms of options granted to the executive officers. The Committee encourages executives to build a substantial ownership investment in the Company's common stock. The Option Exercises table on page 10 reflects the additional investment made by certain executive officers during 1994. The table on page 4 reflects the ownership position of the directors and executive officers at March 3, 1995. Outstanding performance by an individual executive officer is recognized through larger option grants. The Committee, in determining grants of stock options, also reviews and considers the executive's history of retaining shares previously obtained through the exercise of prior options. The Committee granted options for an aggregate of 117,500 shares to eight executive officers during 1994.

Restricted stock grants are also a part of the Company's long-term stock incentives. Restricted stock awards will be issued when performance results and the strategic needs of the business warrant. There were no restricted stock awards in 1992, 1993 or 1994 to executive officers.

Chief Executive Officer Compensation. The Committee determines the Chief Executive Officer's (CEO) compensation based upon a number of factors and criteria. The salary is based upon a review of the salaries of Chief Executive Officers for industrial manufacturing companies of similar characteristics, input from periodic reviews by independent compensation consultants, and upon a review by the Committee of the CEO's performance.

The Committee increased Mr. Bay's salary to the current level of $437,000 per year during 1994, which is at the mid range of salaries of Chief Executive Officers of industrial manufacturing companies comparable in sales, capitalization and financial performance, and to reward his prior performance. The Annual Incentive Plan award of $403,605 paid to Mr. Bay for 1994 was based on the Company achieving a 30% increase in earnings from continuing operations, pursuant to performance targets established by the Committee in the first quarter of 1994. The Long Term Incentive award of $19,585 was based upon the company's earnings performance exceeding the 1994 target set by the Committee in 1992. Mr. Bay received a non-qualified stock option grant of 50,000 shares in 1994. He did not receive a stock option grant during 1993. The number of shares awarded in the 1994 grant, when valued at the stock price the date of grant, was approximately two times Mr. Bay's salary which the Committee believes is a competitive annual grant compared to CEO stock grants at other comparable industrial manufacturing companies and recognizes the improved performance of the business in 1993 and 1994 under Mr. Bay's leadership.

The Committee believes that the programs described above provide compensation that is competitive with comparable manufacturing companies, links executive and shareholder interest and provides the bases for the Company to attract and retain qualified executives.

                     Compensation Committee
                       Allen F. Jacobson, Chairman
                       Charles M. Harper
                       Lloyd P. Johnson
                       Thomas F. Madison
                               13
              Shareholder Return Performance Graphs


Effective this year, the Company is changing its comparative broad equity market index from the Standard & Poor's (S&P) 500 Stock Index to the S&P SmallCap 600 Index, and accordingly is presenting both indexes in the graphs that follow. This change in broad equity market index was prompted by the recent development of the S&P SmallCap 600 Index, which includes the Company. The Company believes that the new index consists of companies whose market capitalization is more comparable to its own.

The following graphs compare the yearly change in cumulative total shareholder return on the Company's Common Stock with the cumulative total returns of the S&P 500 Stock Index, the S&P SmallCap 600 Index and an index consisting of a combination of the S&P's Electrical Equipment and Machinery Diversified indexes for the five and ten year periods ended December 31, 1994. The graphs assume that the value of the investment in Valmont Common Stock and each Index was $100 on December 31, 1989 and December 31, 1984, respectively, and that all dividends were reinvested.

(The five year graph has an x-axis by year and a y-axis by dollar amount.)

A table of items and values plotted on the graph are as follows:

                         1989  1990  1991  1992  1993  1994
                         ----  ----  ----  ----  ----  ----
Valmont Industries, Inc. $100   $63   $61  $103  $115   $99

S & P 500 Index          $100   $97  $126  $136  $150  $152

S & P SmallCap 600 Index $100   $76  $113  $137  $163  $155

S & P Electrical Equip-
ment and Machinery Index $100   $91  $118  $128  $159  $160

(The ten year graph has an x-axis by year and a y-axis by dollar amount.)

A table of items and values plotted on the graph are as follows:

                         1984  1985  1986  1987  1988  1989
                         ----  ----  ----  ----  ----  ----
Valmont Industries, Inc. $100   $86   $82  $113  $259  $438

S & P 500 Index          $100  $132  $156  $164  $191  $252

S & P SmallCap 600 Index $100  $132  $137  $118  $141  $161

S & P Electrical Equip-
ment and Machinery Index $100  $131  $148  $169  $175  $238

                               1990  1991  1992  1993  1994
                               ----  ----  ----  ----  ----
Valmont Industries, Inc.       $276  $266  $450  $501  $434

S & P 500 Index                $244  $318  $342  $376  $382

S & P SmallCap 600 Index       $123  $183  $221  $263  $250

S & P Electrical Equip-
ment and Machinery Index       $217  $282  $306  $381  $383

                               14
                 Independent Public Accountants


The firm of KPMG Peat Marwick LLP has been appointed by the Board of Directors to conduct the 1995 audit of the Company's financial statements. The same firm conducted the 1994 audit. The Board of Directors requests that shareholders ratify this appointment. A representative from KPMG Peat Marwick LLP will be present at the Shareholders' Meeting and will have the opportunity to make a statement and to respond to appropriate questions.


                      Shareholder Proposals

Shareholder proposals intended to be presented at the next annual meeting must be received by the Company no later than November
24, 1995 in order to be considered for inclusion in the proxy statement for such meeting.


                          Other Matters

The Board of Directors does not know of any matter, other than those described above, that may be presented for action at the Annual Meeting of Shareholders. If any other matter or proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such matter and upon such proposal in accordance with their best judgment.

                                   By Order of the Board of
                                   Directors


                                /s/Thomas P. Egan, Jr.

                                   Thomas P. Egan, Jr.
                                   Secretary
                                   Valmont Industries, Inc.

                               15
                              PROXY
                    Valmont Industries, Inc.
 Proxy for the Annual Meeting of Shareholders on April 18, 1995 The undersigned hereby constitutes and appoints Robert B. Daugherty and Mogens C. Bay, or either of them, or any substitute appointed by either of them, the undersigned's agents, attorneys and proxies to vote, as designated below, the number of shares the undersigned would be entitled to vote if personally present at the Annual Meeting of the Shareholders of Valmont Industries, Inc., to be held at the Joslyn Art Museum, 2200 Dodge Street, Omaha, Nebraska 68102, on April 18, 1995, at 2:00 p.m., local time or at any adjournments thereof.

1)   ELECTION OF DIRECTORS

  [  ] FOR all nominees listed below (except as marked to the contrary below)
  [  ] WITHHOLD AUTHORITY
       to vote for all nominees listed below
_________________________________________________________________
                            Charles M. Harper
                            Lloyd P. Johnson
                            Thomas F. Madison
(Instruction: To withhold authority to vote for any individual nominee, write the nominee's name on the space provided below.)

_________________________________________________________________

2)   PROPOSAL to ratify the appointment of KPMG Peat Marwick LLP as independent accountants for fiscal 1995.
               [  ] FOR     [  ] AGAINST     [  ] ABSTAIN
3) IN THEIR DISCRETION, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF PROPERLY EXECUTED AND NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Dated this ___ day of _______________, 1995.
                         Signature_________________________________

                         Signature_________________________________
                         (When signing as attorney, executor,
                          administrator, trustee, guardian or
                          conservator, designate full title.  All
                          joint tenants must sign.)